SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event) June 16, 2003

Golden Eagle International, Inc.
(Exact Name of Registrant as Specified in its Charter)

Colorado	0-23726	84-1116515
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification
Incorporation)	No.)

12401 South 450 East, Building D1, Salt Lake City, Utah 84020
(Address of Principal Executive Offices) (Zip Code)

(801) 619-9320
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report.)

Item 2.        Acquisition or Disposition of Asset.

        On May 30, 2003, Golden Eagle International, Inc., entered into a Letter of Intent for the purchase of all right, title and interest in and to one mining concession in Bolivia known as “Buen Futuro” (the “concession”). The concession consists of 1,000 hectares (2,471 acres) and is located 160 miles north of the city of Santa Cruz, Bolivia, in the Department of Santa Cruz, Province of Ascension de Guarayos, and Township of Ascension de Guarayos. The concession sits directly in the center of four mining concessions owned by Golden Eagle (“the Golden Eagle concessions”) in the same area totaling 125,000 acres.

        The parties to the Letter of Intent, in addition to the Company, are Cecilia Calla de Arraya (“Mrs. Calla de Arraya”) and Michael H. Biste, Ph.D. (“Dr. Biste”). Mrs. Calla de Arraya was the owner of 100% of all right, title and interest in the concession, and sold, transferred and conveyed her title to Golden Eagle in the Letter of Intent. Due diligence regarding the title of the concession was completed, and the Company accepted that title, on June 16, 2003. Golden Eagle expects to complete the transaction when the formal documents are notarized and accepted by the Superintendent of Mines of the Department of Santa Cruz, Bolivia, which the Company projects will take place by July 10, 2003.

        In addition, Mrs. Calla de Arraya and Dr. Biste sold all data; information; intellectual property; physical reports and studies; drilling and sampling results; cores, cuttings and geo-chemical analyses; and geological maps and assessments, which resulted from exploration work performed by, or under the direction of, Tanganika, A.V.V., Empresa Minera Suruqui, S.R.L., or Dr. Biste, regarding the concession, or the Golden Eagle concessions, as well as any additional concessions claimed by Golden Eagle within a 20-kilometer area of influence (“area of influence”) extending in every direction from Golden Eagle’s concessions.

        Mrs. Calla de Arraya sold the concession to Golden Eagle in exchange for a perpetual three percent (3%) net smelter return on any and all mineral production resulting from ore mined from the concession. Mrs. Calla de Arraya will also receive payments in cash and stock over a 27-month period following the execution of the definitive legal documents in Bolivia. The cash payment will total $250,000 and the payment in the Company’s common stock, restricted pursuant to Regulation “S” and Rule 144, will have a total value of $175,000.

        In addition, Golden Eagle agreed to grant to Dr. Biste a perpetual one percent (1%) net smelter return on any and all production of minerals from any new concession that Golden Eagle claims in the area of influence resulting from Dr. Biste’s recommendation based on his geological expertise and experience in the area; as well as on any ore deposit, or potential ore deposit, which is known to Dr. Biste, or shall become known to him as a result of his further work, but which was not previously known to Golden Eagle, within any of Golden Eagle’s current concessions in the area.

        Golden Eagle also agreed with Mrs. Calla de Arraya and Dr. Biste to maintain an exploration program that will replace mineral reserves as they are depleted through mining as long as the potential for feasible mineral reserves continues on the ore deposits found within the concession. At a minimum, Golden Eagle agrees to invest $1 million in exploration over the three years following the date of execution of the formal legal documents in Bolivia.

        The Company also agreed to enter into mineral production on the concession within the 18 months following the execution of the formal legal documents in Bolivia, and to expend a minimum of $2 million to initiate that production.

        As described above, Golden Eagle’s agreement requires it to spend up to $3 million on the concession over the next 18 months to three years. Golden Eagle does not currently have those funds available, and has no commitment at this time from any person or institution to provide such financing.

        Golden Eagle also agreed to enter into a consulting contract with Dr. Biste for a five-year period after the execution of the documents in Bolivia, with a compensation schedule of $3,000 per month in cash and $2,000 per month in the common stock of the Company that has been included in Golden Eagle’s existing Form S-8 registration statement.

Item 7.        Financial Statements, Pro-Forma Financial Information and Exhibits

(c) Exhibits

Exhibit Number	Description
1.0	Letter of Intent dated May 30, 2003.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Golden Eagle International, Inc. (Registrant) By: /s/ Terry C. Turner —————————————— Terry C. Turner President and Chief Executive Officer Date: June 25, 2003